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                                                        Exhibit 11
                                   Rymer Foods Inc.
                          Computation of Earnings Per Share
                        for the years ended October 28, 1995,
                        October 29, 1994 and October 30, 1993
                       (in thousands, except per share amounts)


                                           1995              1994            1993
                                                Fully             Fully            Fully
                                    Primary    Diluted  Primary  Diluted Primary  Diluted
AVERAGE SHARES OUTSTANDING
  1  Average shares outstanding      10,748    10,748    10,506  10,506   6,821    6,821
  2  Net additional shares assuming
      stock options and warrants
      exercised and proceeds used
      to purchase treasury  shares      140       140       156    276       54         3
      Net additional shares assuming
      conversion of preferred stock
      not considered a common stock
      equivalent at issuance
  4  Average number of common
      shares outstanding              10,888    10,888   10,662  10,782    6,821    6,875
EARNINGS
  5  Income (loss) from continuing
       operations                   $(29,330) $(29,330) $ 2,470  $2,470 $(23,810) $(23,810)

  6  Income (loss) before
       extraordinary item           $(29,330) $(29,330) $ 6,478  $6,478 $(22,829) $(22,829)

  7  Net income (loss)              $(29,330) $(29,330) $ 6,478  $6,478 $(11,441) $(11,441)

PER SHARE AMOUNTS
     Income (loss) from continuing operations
           (line 5 / line 4)        $  (2.69) $  (2.69) $   .23  $  .23 $ (3.49)  $ (3.46)
                                                                                (a)
     Income (loss) before extraordinary item
           (line 6 / line 4)        $  (2.69) $  (2.69) $    .61 $  .60 $ (3.35)  $ (3.32)
                                                       (a)           (a)
     Net income (loss)
           (line 7 / line 4)        $  (2.69) $  (2.69) $    .61 $  .60 $ (1.68)  $ (1.66)
                                                       (a)           (a)

    Note:   In  all years,  earnings per  share  has been  calculated  using  the treasury stock method.

    (a) Amounts are anti-dilutive; accordingly, primary earnings per share is disclosed for reporting purposes in accordance with generally accepted accounting principles.

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